EXHIBIT 99.26

AMENDMENT NO. 6 TO

LONGVIEW FIBRE COMPANY

BRANCH PLANT HOURLY EMPLOYEES’ 401(k) PLAN

This Amendment is made to the Longview Fibre Company Branch Plant Hourly Employees’ 401(k) Plan (the “Plan”). All terms defined in the Plan shall have the same meanings when used herein. The amendments set forth below are effective as of January 1, 2006. All provisions of the Plan not amended by this Amendment shall remain in full force and effect.

1. Section 4.6 is amended by deleting the last sentence of the first paragraph thereof, deleting the last sentence of the second paragraph thereof, and inserting the following new paragraph at the end thereof:

Any excess Pre-Tax Contributions to be distributed to a Participant (or Matching Contributions related to such excess Pre-Tax Contributions to be forfeited) in accordance with this Section 4.6 shall be adjusted for investment gain or loss. Effective for Plan Years commencing on or after January 1, 2006, such distributions or forfeitures shall include investment gain or loss for the period between the end of the applicable Plan Year and the date of distribution or forfeiture. To compute investment gain or loss for a particular period, the Administrator will use a uniform and nondiscriminatory method that reasonably reflects the manner used by the Plan to allocate income to the Participant’s Accounts during such period. A method will not fail to be a reasonable method for computing the investment gain or loss allocable to excess Pre-Tax Contributions or related Matching Contributions merely because the income allocable to such excess amounts is determined on a date that is no more than seven days before the date of distribution or forfeiture.

2. Section 4.7 is amended by deleting the last sentence thereof.

3. Section 11.1(b) is amended to read as follows:

“Deemed Financial Need.” An immediate and heavy financial need relating to the payment of:

(1)	expenses for (or necessary to obtain) medical care that would be deductible by the Employee under Code section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);

(2)	costs directly related to the purchase of a principal residence for the Employee (excluding mortgage payments);

(3)	tuition, related educational fees and room and board expenses, for up to the next 12 months of post-secondary education for the Employee, or the Employee’s spouse, children, or dependents (as defined in Code Section 152, without regard to Code sections 152(b)(1), (b)(2) and (d)(1)(B));

(4)	amounts necessary to prevent the eviction of the Employee from the Employee’s principal residence or foreclosure on the mortgage of that residence; and

(5)	burial or funeral expenses for the Employee’s deceased parent, spouse, children or dependents (as defined in Code section 152, without regard to Code section 152(d)(1)(B)).

4. Section 11.1(d)(2) is amended to read as follows:

(2)	the Administrator shall suspend the Employee from making any contributions to the Plan and all other qualified and nonqualified plans of deferred compensation and all stock option, stock purchase or similar plans maintained by Related Companies for 6 months from the date the withdrawal payment is made; and

5. Section 12.1(c)(1) is amended to read as follows:

(1)	the Participant’s severance from employment, death or Disability;

6. The reference to Section 1.401(a)(9)-9 of the Treasury regulations in Section 12.6(c)(1)(A) is changed to Section 1.401(a)(9)-9, Q&A-2.

7. The reference to Section 1.401(a)(9)-9 of the Treasury regulations in Section 12.6(c)(1)(B) is changed to Section 1.401(a)(9)-9, Q&A-3.

8. The reference to Section 1.401(a)(9)-4, Q&A-1 of the Treasury regulations in Section 12.6(e)(1) is changed to Section 1.401(a)(9)-4.

9. The reference to Section 1.401(a)(9)-9 of the Treasury regulations in Section 12.6(e)(3) is changed to Section 1.401(a)(9)-9, Q&A-1.

10. Section 13.1(f) is amended by adding the following new sentences at the end thereof:

The Contributions of any eligible Participant who is a Highly-Compensated Employee for the Plan Year and who is eligible to have employer matching contributions or employee after-tax contributions allocated to his account under two or more plans that are maintained by the Related Companies shall be determined as if all such contributions were made under a single arrangement. If a Highly Compensated Employee participates in two or more plans of the Related Employers that have different plan years, all employer matching contributions and employee after-tax contributions made with respect to such Highly Compensated Employee during the Plan Year under all such arrangements shall be aggregated.

11. Section 13.1(g) is amended by adding the following new sentences at the end thereof:

The Deferrals of any eligible Participant who is a Highly-Compensated Employee for the Plan Year and who is eligible to have elective deferrals (e.g., Pre-Tax Contributions) allocated to his account under two or more cash or deferred arrangements that are maintained by the Related Companies shall be determined as if all such deferrals were made under a single arrangement. If a Highly Compensated Employee participates in two or more cash or deferred arrangements of the Related Employers that have different plan years, all elective deferrals made by with respect to such Highly Compensated Employee during the Plan Year under all such arrangements shall be aggregated.

12. Section 13.1(j) is deleted, Section 13.1(k) is relettered as Section 13.1(j) and all references thereto in the Plan are revised accordingly.

13. Section 13.2 is amended by deleting the last two sentences thereof.

14. Sections 13.4 and 13.5 are deleted in their entirety, Sections 13.6 through 13.8 are renumbered as Sections 13.4 through 13.6, respectively, and all references thereto in the Plan are renumbered accordingly.

15. Sections 13.4, 13.5 and 13.6, as renumbered, are amended to read as follows:

13.4	Adjustment for Investment Gain or Loss

Any excess Deferrals or Contributions to be refunded to a Participant or forfeited in accordance with this Article 13 shall be adjusted for investment gain or loss. Effective for Plan Years commencing on or after January 1, 2006, refunds or forfeitures shall include investment gain or loss for the period between the end of the applicable Plan Year and the date of distribution or forfeiture. To compute investment gain or loss for a particular period, the Administrator will use a uniform and nondiscriminatory method that reasonably reflects the manner used by the Plan to allocate income to the Participant’s Accounts during such period. A method will not fail to be a reasonable method for computing the investment gain or loss allocable to excess Deferrals or Contributions merely because the income allocable to such excess amounts is determined on a date that is no more than seven days before the date of distribution or forfeiture.

13.5	Testing Responsibilities and Required Records

The Administrator shall be responsible for ensuring that the Plan meets the ADP Test and the ACP Test, and that the Contribution Dollar Limit is not exceeded. The Administrator shall maintain records which are sufficient to demonstrate that the ADP Test and the ACP Test, have been met for each Plan Year for at least as long as the Employer’s corresponding tax year is open to audit.

13.6	Separate Testing

(a)	Collective Bargaining Units. The performance of the ADP Test, and if applicable, the ACP Test, and any corrective action resulting therefrom, shall be conducted separately with regard to Employees who are eligible to participate in the Plan as a result of a collective bargaining agreement.

(b)	Other. In addition, testing may be conducted separately, at the discretion of the Administrator and to the extent permitted under Treasury regulations, with regard to any group of Employees for whom separate testing is permissible under such regulations.

Longview Fibre Company has caused this Amendment to be executed on the date indicated below.

LONGVIEW FIBRE COMPANY

Dated:	December 29, 2006	By	Robert B. Arkell
		Its	Senior Vice President

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